                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                       (Amendment No.         10      )*
                                     -----------------

                             TORCHMARK CORPORATION
                        ------------------------------
                               (Name of Issuer)

                                 Common Stock
                        ------------------------------
                        (Title of Class of Securities)


                                  891027-10-4
                        ------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement  [  ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                AmSouth Bancorporation
                No. 63-0591257
_________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                        (a)  [  ]
                        (b)  [  ]
_________________________________________________________________________
3       SEC USE ONLY

_________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
_________________________________________________________________________
                5       SOLE VOTING POWER

                                -0-
NUMBER OF       _________________________________________________________
SHARES          6       SHARED VOTING POWER
BENEFICIALLY
OWNED BY                        3,855,401
EACH            _________________________________________________________
REPORTING       7       SOLE DISPOSITIVE POWER
PERSON
WITH                            -0-
                _________________________________________________________
                8       SHARED DISPOSITIVE POWER

                                3,640,853
_________________________________________________________________________
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,859,270
_________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

_________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                5.4%
_________________________________________________________________________
12      TYPE OF REPORTING PERSON

                HC
_________________________________________________________________________

1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                AmSouth Bank of Alabama
                No. 63-0073530
_________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                        (a)  [  ]
                        (b)  [  ]
_________________________________________________________________________
3       SEC USE ONLY

_________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                Alabama
_________________________________________________________________________
                5       SOLE VOTING POWER

                                -0-
                _________________________________________________________
NUMBER OF       6       SHARED VOTING POWER
SHARES
BENEFICIALLY                    3,855,401
OWNED BY        ______________________________________________________
EACH            7       SOLE DISPOSITIVE POWER
REPORTING
PERSON                          -0-
WITH            ______________________________________________________
                8       SHARED DISPOSITIVE POWER

                                3,640,853
_________________________________________________________________________
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                3,859,270

_________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

_________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                5.4%
_________________________________________________________________________
12      TYPE OF REPORTING PERSON

                BK
_________________________________________________________________________

                               AMENDMENT NO. 10
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                     AND
                            AMSOUTH BANK OF ALABAMA



             Report for the Calendar Year Ended December 31, 1995

Item 1(a)       Name of Issuer:
---------
                Torchmark Corporation

Item 1(b)       Address of Issuer's Principal Executive Offices:
---------
                2001 Third Avenue South
                Birmingham, Alabama  35233

Item 2(a)       Name of Persons Filing:
---------
                AmSouth Bancorporation
                AmSouth Bank of Alabama

Item 2(b)       Address of Principal Business Office:
---------
                AmSouth Bancorporation
                1400 AmSouth/Sonat Tower
                Birmingham, Alabama  35203

                AmSouth Bank of Alabama
                AmSouth/Sonat Tower
                Birmingham, Alabama  35203

Item 2(c)       Citizenship:
---------
                AmSouth Bancorporation is a Delaware corporation. AmSouth Bank of Alabama is a bank organized under the laws of the State of Alabama.

Item 2(d)       Title of Class of Securities:
---------
                Common stock

Item 2(e)       CUSIP Number:  891027-10-4
---------

Item 3.         If this Statement is filed pursuant to Rules 13d-1(b) or 13d-
-------         2(b), check whether the person filing is a:

        (a)     [  ]    Broker or Dealer registered under Section 15 of the Act

        (b)     [ X]    Bank as defined in Section 3(a)(6) of the Act

        (c)     [  ]    Insurance Company as defined in Section 3(a)(19) of the
                        Act

        (d)     [  ]    Investment Company registered under Section 8 of the
                        Investment Company Act

        (e)     [  ]    Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940

        (f)     [  ]    Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Section
                        240.13d-1(b)(1)(ii)(F)

        (g)     [ X]    Parent Holding Company, in accordance with Section
                        240.13d-1(b)(1)(ii)(G)

        (h)     [  ]    Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership
-------
        (a)     Amount Beneficially Owned:

                                 3,859,270


        (b)     Percent of Class:

                                 5.4%

        (c)     Number of shares as to which such persons have:

                (i)     sole power to vote or to direct the vote:

                                -0-

                (ii)    shared power to vote or direct the vote:

                                3,855,401

                (iii) sole power to dispose of or to direct the disposition of:

                                -0-

                (iv) shared power to dispose of or to direct the disposition of:

                                3,640,853

         Pursuant to Rule 13d-4, it is hereby declared that the filing of this Statement shall not be construed as an admission that AmSouth Bancorporation or AmSouth Bank of Alabama is, for the purpose of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Statement.

Item 5.  Ownership of Five Percent or Less of a Class
-------
         Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
-------
         All of the shares covered by this Statement are held by trusts and estates of which AmSouth Bancorporation's subsidiary, AmSouth Bank of Alabama, is a fiduciary. No single one of these trusts and estates holds as much as five percent of the class. Generally, under the terms of the instrument establishing each such trust or estate, dividends on and proceeds from the sale of securities held by the trust or estate are paid to it, with distribution of any such amounts to beneficiaries thereof being made from the trust or estate pursuant to the terms of the governing instrument.

Item 7. Identification and Classification of the Subsidiary Which Acquired ------- the Security Being Reported on by the Parent Holding Company

         See Exhibit 1.

Item 8.  Identification and Classification of Members of the Group
-------
         Not applicable.

Item 9.  Notice of Dissolution of the Group
-------
         Not applicable.

Item 10. Certification
--------
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signatures:

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 13, 1996
-------------------
Date

                                        AMSOUTH BANCORPORATION



                                        By:  /s/ Carl L. Gorday
                                           ----------------------------
                                            Signature

                                        Carl L. Gorday, Assistant Secretary
                                        -----------------------------------
                                        Name/Title

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.




February 13, 1996
-----------------
Date




                                        AMSOUTH BANK OF ALABAMA



                                        By:  /s/ Carl L. Gorday
                                           ---------------------------
                                             Signature


                                        Carl L. Gorday, Vice President
                                        ------------------------------
                                        Name/Title